Exhibit 10.8

THIS LOAN AGREEMENT (executed as a deed) is made on	June 30, 2015

BETWEEN

(1)	Shenzhen Bayi Consulting Co., Ltd at Room 2003, 20/F., Tower B KingKey 100 Building, 5016 Shennan East Rd, Luohu District, Shenzhen, China (hereinafter referred to as “the Lender”)

(2)	Moxian Technologies (Shenzhen) Co., Limited at Room 2313-2315, Block B, Zhongshen Garden, Caitian South Road, Futian District, Shenzhen, Guangdong Province, China 518101 (hereinafter referred to as “the Borrower”).

(3)	Moxian China, Inc. at Room 2313-2315, Block B, Zhongshen Garden, Caitian South Road, Futian District, Shenzhen, Guangdong Province, China 518101, which owns 100% equity interests of the Borrower (hereinafter referred to as “MOXC”).

(hereinafter together referred to as “the Parties”)

1.	RECITALS

1.1	As of the date hereof, the Lender has lent the Borrower an aggregate of RMB19,613,218 (approximately U.S. $3,215,282) (the “Loan”) in contemplation of and upon prior agreement to the terms and conditions contained in this Agreement and at the express request of the Borrower.

1.3	MOXC has agreed to repay the Loan and interest accrued on the Loan in accordance with the terms of this Agreement.

1.4	In consideration of the Lender continuing to make the Loan available to the Borrower, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree to the terms and conditions set out in this Agreement.

1.5	This Amended and Restated Loan Agreement shall supersede any loan agreements entered among the Parties.

2.	DEFINITION

The following terms shall have the meanings set opposite them, except the context otherwise required:

Default Interest: Fix interest rate of 0% from the date of occurrence to an event of default

Event of default: Any of the event referred in paragraph 5

Interest Sum: Fix interest rate on the loan in the rate of 0% per month from the date of this agreement until repayment

Loan: The aggregate sum of RMB 6,100,000 (approximately USD$998,559.46) lent to the borrower by the lender on June 30, 2015

Maturity date: One year from the date of this Agreement.

3. THE LOAN

3.1	The Lender lent the Loan to the Borrower and the Borrower acknowledges receipt of the same.

Repayment of the Loan

3.2	The Borrower shall repay the Loan to the Lender in full together with the Interest Sum accrued on or before the Maturity Date.

3.3	The Borrower is entitled to make repayment of the Loan before the Maturity Date.

3.4	The Parties may by mutual consent in writing extend the Maturity Date.

3.5	All payments by the Borrower under this Agreement shall so far as the law permits nits be made in full without any deduction or withholding (whether in respect of a set off, counterclaim, duties, tax, charges, levies or otherwise howsoever).

4.	EVENTS OF DEFAULT

4.1	The Loan shall be immediately due and repayable to the Lender by the Borrower together with the Interest Sum accrued and any other liabilities, and Default Interest shall be payable on the same by the Borrower from the date of occurrence of any of the events of default as described below:

a.	if the Borrower shall fail to pay on the due date any amount due hereunder;

b.	if the Borrower shall fail to observe or comply with any of the covenants, conditions, obligations, agreements and stipulations herein contained;

c.	if the Borrower shall become bankrupt or enter or seek to enter in any other form of composition or arrangement with its creditors whether in whole or in part; or

d.	a petition is presented for bankruptcy of the Borrower.

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5	REPRESENTATIONS, WARRANTIES AND UNDERTAKING

5.1	Each of MOXC and the Borrower represents, warrants and undertakes to the Lender that:

(a)	it is a corporation duly incorporated and is not involved in any court and bankruptcy proceeding as of the date of this agreement; and

(b)	this agreement constitute legal, valid and binding which shall be enforceable to the maximum extent permitted by law.

6	NO JOINT VENTURE OR PARTNERSHIP

6.1	Nothing in this Agreement shall create a partnership or joint venture between the Parties hereto and save as expressly provided in this Agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

7	MISCELLANEOUS

7.1	No waiver, alteration, variation or addition to this Agreement shall be effective unless made in writing on or after the date of signature of this Agreement by the Parties and accepted by an authorised signatory of the Parties.

7.2	All notices, documents, consents, approvals or other communications (a ‘Notice’) to be given hereunder shall be in writing and shall be transmitted by registered or recorded delivery mail or courier or personal delivery to the party being served at the relevant address for that party shown at the head of this Agreement. Any Notice sent by mail or courier shall be deemed to have been duly served three working days after the date of posting or dispatch.

7.3	The headings in this Agreement shall not affect its interpretation.

7.4	Throughout this Agreement, whenever required by the context, the use of the singular number shall be construed to include the plural, and the use of the plural the singular, and the use of any gender shall include all genders.

7.5	Reference in this Agreement to a clause or Schedule is to a clause or Schedule of this Agreement.

7.6	If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the validity and enforceability of the remainder of this Agreement shall not be affected.

7.7	The waiver or forbearance or failure of a party in insisting in any one or more instances upon the performance of any provisions of this Agreement shall not be construed as a waiver or relinquishment of that party’s rights to future performance of such provision and the other party’s obligations in respect of such future performance shall continue in full force and effect.

7.8	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions

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7.9	This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties hereto. None of the parties hereof has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.

7.10	Time shall be an essence of this Agreement

8.	Applicable Law

8.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

8.2	Any dispute arising from this agreement shall be determined according to the exclusive jurisdiction of Hong Kong Courts.

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IN WITNESS WHEREOF the parties hereto have signed, sealed, delivered and executed this Agreement as a Deed of the date first written above.

Shenzhen Bayi Consulting Co., Ltd

/s/ Zhang Ying
Name: Zhang Ying
Title: Director

MOXIAN TECHNOLOGIES (SHENZHEN) CO., LIMITED

/s/ Sun Dan Dan
Name: Sun Dan Dan
Title: Director

MOXIAN CHINA, INC.

/s/ Tan Meng Dong James
Name: Tan Meng Dong James
Title:Chief Executive Officer

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Schedule 5.2(f)

Affiliation

As of the date of this Agreement, the Lender owned ___% of the total outstanding shares of Common Stock of MOXC.

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EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

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